                                                                 EXHIBIT 8.1

                        [LETTERHEAD OF ALSTON & BIRD LLP]

                               One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, Georgia 30309-3424

                                  404-881-7000
                                Fax: 404-881-4777
                                 www.alston.com


                               FORM OF TAX OPINION


                               September __, 1999


Grizzard Advertising Incorporated
229 Peachtree Street, N.E.
Atlanta, Georgia 30303

Marketing Services Group, Inc.
333 Seventh Avenue
New York, New York 10001

         Re: Proposed Merger Involving Marketing Services Group, Inc. and Grizzard Advertising Incorporated
                  ------------------------------------------------------------

Ladies and Gentlemen:

         We have served as counsel to Grizzard Advertising Incorporated, a Texas corporation ("Grizzard") in connection with the reorganization involving Grizzard, Marketing Services Group, Inc., a Nevada corporation ("MSGI"), and GCG Merger Corp., a Delaware corporation ("Merger-Sub"), pursuant to the Agreement and Plan of Merger by and among Grizzard, Merger-Sub and MSGI, dated as of July 8, 1999 (the "Agreement"), which sets forth the terms and conditions of the acquisition of Grizzard by MSGI pursuant to the merger of Grizzard with and into Merger-Sub, with Merger-Sub surviving (the "Merger"). Pursuant to the Merger, and as more fully described in the Agreement, the outstanding shares of Grizzard Common Stock will be exchanged for the Merger Consideration, which will consist of shares of MSGI Common Stock as well as cash. A portion of the cash to be paid to the Grizzard Stockholders pursuant to the Merger will be held back and paid in accordance with and at times set forth in the Holdback Agreement, subject to the right of MSGI to set off against and to deduct from this amount certain losses as provided in the Agreement.

         At your request, we are rendering our opinion with respect to certain United States federal income tax consequences of the Merger. All terms used herein without definition shall have the respective meanings specified in the Agreement, and unless otherwise

Grizzard Advertising Incorporated
Marketing Services Group, Inc.
Page 2


specified, all section references herein are to the Internal Revenue Code of 1986, as amended (the "Code").

         In rendering the opinions expressed herein, we have examined such documents, as we deemed appropriate, including (i) the Agreement and (ii) the Registration Statement filed on Form S-4 by MSGI with the Securities and Exchange Commissioner under the Securities Act of 1933, on August 13, 1999, as amended, including the Proxy Statement/Prospectus constituting part thereof (together, the "Registration Statement"). In addition, we have assumed that the Agreement and the Registration Statement accurately and completely describes the Merger and that the Merger will be consummated in accordance with the Agreement and as described in the Registration Statement.

         In rendering the opinions expressed herein, we have relied, with the consent of Grizzard and MSGI, upon the accuracy and completeness of the factual statements and factual representations (which factual statements and factual representations we have neither investigated nor verified) contained in the certificates of Grizzard and MSGI to us, dated as of the date hereof (together, the "Certificates"), which we have assumed are correct, complete and accurate as of the date hereof and will be correct, complete and accurate as of the Effective Time.

         Based on and subject to the foregoing, we are of the opinion that:

                  (i) The Merger will constitute a reorganization within the meaning of Code Section 368(a) and each of Grizzard, MSGI and Merger-Sub will be a party to the reorganization within the meaning of Code Section 368(b).

                  (ii) No gain or loss will be recognized by Grizzard Stockholders upon their exchange of shares of Grizzard Common Stock for the Merger Consideration (except to the extent that such stockholders receive cash).

                  (iii) The aggregate tax basis of the MSGI Common Stock received by a Grizzard Stockholder will be the same as the aggregate tax basis of the Grizzard Common Stock surrendered in exchange therefor pursuant to the Merger, decreased by the total amount of cash received (other than cash received in lieu of a fractional share of MSGI Common Stock) and increased by the amount of gain recognized.

                  (iv) The holding period of the MSGI Common Stock received in the Merger will include the holding period of the Grizzard Common Stock surrendered in exchange therefor.

Grizzard Advertising Incorporated
Marketing Services Group, Inc.
Page 3


                  (vi) A Grizzard Stockholder who receives cash in lieu of a fractional share of MSGI Common Stock will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the Grizzard Stockholder's tax basis in the Grizzard Common Stock allocable to the fractional share interest.

         In addition to the above opinions, you have asked us to comment on the nature of the gain recognized as the result of the receipt of cash by Grizzard Stockholders pursuant to the Merger. Each Grizzard Stockholder will recognize gain, but not loss, as a result of the receipt of cash in exchange for Grizzard Common Stock pursuant to the Merger. The amount of gain recognized by a stockholder will be equal to the lesser of (i) the excess of the amount of cash and the fair market value of the MSGI Common Stock received in the Merger over the basis of the Grizzard Common Stock surrendered in exchange therefor and (ii) the amount of cash (other than cash received in lieu of a fractional share of MSGI Common Stock, which cash is treated separately) received in the Merger. This gain should be treated as capital gain provided the requirements of Code
Section 302 of the Code are satisfied. If those requirements are not satisfied, the gain recognized could be treated as dividend income. In order to determine whether those requirements are satisfied, a stockholder is treated as receiving solely MSGI Common Stock in the Merger (instead of the cash and MSGI Common Stock actually received) and then receiving cash from MSGI in a hypothetical redemption of the additional shares of MSGI Common Stock a Grizzard Stockholder would be treated as having received. Generally, the hypothetical redemption will satisfy the requirements of Code Section 302 if it is "not essentially equivalent to a dividend." Whether such hypothetical redemption of the MSGI Common Stock is "not essentially equivalent to a dividend" depends on the individual facts and circumstances of each Grizzard Stockholder but in any event must result in a meaningful reduction of a stockholder's proportionate stock interest in Grizzard. Generally, in the case of a Grizzard Stockholder whose stock interest in MSGI (relative to the total number of MSGI shares outstanding, and counting both shares owned directly and those owned by certain related persons or entities) is minimal, and who exercises no control or management power over the affairs of MSGI, any actual reduction in proportionate interest will be treated as "meaningful." However, in order to determine with certainty whether each Grizzard Stockholder will have a capital gain or dividend income, the facts and circumstances surrounding each stockholder's exchange must be considered.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. The federal income tax consequences described herein may not apply to certain stockholders of Grizzard with special situations, including, without limitation, stockholders who hold their Grizzard stock other than as a capital asset, who received their Grizzard stock upon

Grizzard Advertising Incorporated
Marketing Services Group, Inc.
Page 4


the exercise of employee stock options or otherwise as compensation, who hold their Grizzard stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or are foreign persons, insurance companies, or securities dealers.

         In addition, our opinions are based solely on the documents that we have examined and the factual statements and factual representations set out in the Certificates, which we have assumed, are true on the date hereof and will be true at the Effective Time. Our opinions cannot be relied upon if any of the facts pertinent to the federal income tax treatment of the Merger stated in the Agreement or any of the factual statements or factual representations set out in the Certificates is or becomes inaccurate.

         Our opinions are limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger, including for example any issues related to intercompany transactions, changes in accounting methods resulting from the Merger, the conversion of options, or the consequences of the Merger under state, local or foreign law.

         We hereby consent to the use of this opinion and to the references made to Alston & Bird LLP in the Registration Statement under the captions "Summary--Material Federal Income Tax Consequences" and "The Merger--Material Federal Income Tax Consequences--Tax Opinions."

         These opinions are provided by Alston & Bird LLP solely for the benefit and use of MSGI, Grizzard and the Grizzard Stockholders. No other party or person is entitled to rely on the opinions.


                                       Very truly yours,

                                       ALSTON & BIRD LLP


                                       By:
                                           -------------------------------